Exhibit 10.1

FIRST AMENDMENT TO

CONVERTIBLE PROMISSORY NOTES

This First Amendment to Convertible Promissory Notes (this “Amendment”) is made effective as of December 31, 2018, by and between NeuroOne Medical Technologies Corporation, a Delaware corporation (the “Company”), and each of those persons and entities, severally and not jointly, who are holders of the Company’s Convertible Promissory Notes (each, a “Holder” and collectively, the “Holders”).

Recitals

The Company and certain Holders entered into subscription agreements between October 4, 2017 and November 27, 2018, which subscription agreements were amended and restated on December 14, 2017 (as amended and restated, the “A&R Subscription Agreements”). Between December 14, 2017 and May 30, 2018, the Company and certain Holders entered into A&R Subscription Agreements. Pursuant to the terms and conditions of the A&R Subscription Agreements, the Company issued to the Holders Convertible Promissory Notes (the “Notes”) and capital stock purchase warrants.

Pursuant to the consent of the holders of a majority in original aggregate principal amount of the Notes pursuant to Section 7.6 of the Notes, the Notes are hereby amended as follows:

Agreement

1. Maturity Date. The definition of “Maturity Date” in Section 1.1 of the Notes is hereby deleted in its entirety and replaced with:

“Maturity Date” shall mean June 30, 2019.

2. Notice to Transferees. Pursuant to Section 7.6 of the Notes, this Amendment shall be binding on all holders of the Notes, even if they do not execute such consent, amendment or waiver. The terms of this Amendment shall be binding upon and shall inure to the benefit of any successors or permitted assigns of the Company and the Holders and of the Shares issued or issuable upon the conversion of the Notes. Any successor, permitted assign or transferee of the Note after the date hereof shall be deemed to have acquired the Note as amended by this Amendment.

3. Construction. Unless otherwise defined herein, capitalized terms shall have the meanings set forth in the Notes. The terms of this Amendment amend and modify the Notes as if fully set forth in each Note. If there is any conflict between the terms, conditions and obligations of this Amendment and the Notes, this Amendment’s terms, conditions and obligations shall control. All other provisions of the Notes not specifically modified by this Amendment are preserved.

In Witness Whereof, this First Amendment to Convertible Promissory Notes is made effective as of the date first set forth above.

THE COMPANY:

NeuroOne Medical Technologies Corporation

By:	/s/ David A. Rosa
Name:	David A. Rosa
Title:	Chief Executive Officer